Exhibit 11.3

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Circular on Form 1-A of Rise Companies Corporation of our report dated April 26, 2016, relating to our audit of the financial statements of Fundrise Real Estate Investment Trust, LLC for the period May 15, 2015 (inception) through December 31, 2015.

McLean, Virginia
December 27, 2016